June 21, 1995





Dole Food Company, Inc.
31355 Oak Crest Drive
Westlake Village, California  91359-5132

          Re:  Registration on Form S-8 of Dole Food Company,
               Inc. (the "Company") Deferred Investment Plan

Ladies and Gentlemen:

          You have advised us that in connection with the Tax-Deferred Investment Plan of Dole Food Company, Inc. and Participating Divisions and Subsidiaries (the "Plan") you propose to file a Registration Statement on Form S-8 with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock, no par value of the Company (the "Shares") and of interests in the Plan (together with the Shares, the "Securities"). At your request, we have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock that may be sold to the Plan.

          Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate action as contemplated thereby and by the Plan and related agreements, the Securities will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,

                              /s/ Goodsill Anderson Quinn & Stifel

                              Goodsill Anderson Quinn & Stifel